Exhibit 3.1

Amendment
of the
By-Laws
of
BioDrain Medical, Inc.

Article I Section 5 of the By-Laws is hereby amended to read in its entirety as follows:

“Section 5.        Voting Rights.  Every holder of record, as provided below, of Common Stock shall be entitled to vote, in person or by proxy executed in writing and delivered to the Secretary at or before the meeting, and he shall be entitled to one vote for each share standing in his name; provided that no proxy shall be voted if executed more than one year prior to the date of such meeting except as may otherwise be provided by the Board of Directors from time to time.  The Board of Directors may fix a date at least ten (10) but not exceeding sixty (60) days preceding the date of any meeting of the stockholders of the Company, as a record date for the determination of the stockholders entitled to notice of and to vote at such meeting, and in such case only stockholders of record on the date so fixed or their legal representatives shall be entitled to notice of and to vote at such meeting.”